EXHIBIT (13)(a)

                         PURCHASE AND EXCHANGE AGREEMENT

     State Street Money Market Fund, an unincorporated association of the type commonly referred to as a business trust organized under the laws of the Commonwealth of Massachusetts (the "Trust"), and State Street Research & Management Company, a Delaware corporation ("SSRM"), hereby agree with each other as follows:

     1. The Trust hereby offers SSRM and SSRM hereby purchases two (2) shares of beneficial interest (no par value) in the Trust in each case at a price of $1.00 per Share. The Trust hereby acknowledges receipt from SSRM of payment in full for the Shares.

     2. SSRM represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof, except that it is understood that SSRM may transfer the Shares to MetLife - State Street Management Company, Inc., its wholly-owned subsidiary (the "Adviser"), upon the receipt of appropriate investment representations.

     3. The parties acknowledge and agree that the Trust intends to file an Amended and Restated Master Trust Agreement pursuant to which the Trust will establish two series of shares, $.001 par value per share, designated the "MetLife - State Street U.S. Government Fund" and the "MetLife - State Street Money Market Fund." The undersigned hereby agrees to exchange, and the Trust hereby agrees to issue, one Share for a share of the MetLife - State Street U.S. Government Fund and one Share for a share of the MetLife - State Street Money Market Fund upon establishment of the same.

     4. The names "State Street Money Market Fund" and "Trustees of State Street Money Market Fund" refer, respectively, to the Trust and the Trustees of the Trust, as trustees but not individually or personally, acting from time to time under the Trust's Declaration of


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Trust dated April 30, 1985 (the "Declaration"), as the same may hereafter be amended or restated, which is hereby referred to and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and the principal office of the Trust. The obligations of "State Street Money Market Fund" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents of the Trust are made not individually, but in such capacities, and are not binding upon any of the Trustees, holders of shares of beneficial interest or representatives of the Trust personally, but bind only the trust estate, and all persons dealing with the Trust must look solely to the trust property for the enforcement of any claims against the Trust.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 27th day of February, 1986.

                                       STATE STREET MONEY MARKET
                                       FUND
ATTEST:


/s/ Constantine Hutchins, Jr.          By: /s/ George F. Bennett
-----------------------------              ----------------------------
Constantine Hutchins, Jr.
   Secretary


                                       STATE STREET RESEARCH &
                                       MANAGEMENT COMPANY
ATTEST:


/s/ Constantine Hutchins, Jr.          By: /s/ Charles L. Smith, Jr.
-----------------------------              ----------------------------
Constantine Hutchins, Jr.
    Secretary

                                              February 27, 1986


State Street Money Market Fund
One Financial Center
Boston, Massachusetts  02111

Gentlemen:

     In connection with your sale to us today of two (2) shares of beneficial interest in State Street Money Market Fund (the "Shares"), we understand that:
(i) following conversion of State Street Money Market Fund to a series company operating under the name "MetLife - State Street Money Market Trust" the Shares will be exchanged for one share of the MetLife - State Street U.S. Government Fund and one share of the MetLife - State Street Money Market Fund, which shares shall be deemed within the definition of the "Shares" herein; (ii) the Shares have not been registered under the Securities Act of 1933, as amended (the "1933 Act"); (iii) your sale of the Shares to us is made in reliance on such sale being exempt under Section 4(2) of the 1933 Act as not involving any public offering; (iv) in part, your reliance on such exemption is predicated on our representation, which we hereby confirm, that we are acquiring the Shares for investment for our own account as the sole beneficial owner thereof, and not with a view to or in connection with any resale or distribution of any or all of the Shares or of any interest therein, except that it is understood that we may transfer the Shares to MetLife - State Street Management Company, Inc., our wholly-owned subsidiary. We hereby agree that we will not sell, assign or transfer the Shares or any interest therein, except upon repurchase or redemption by MetLife - State Street Money Market Trust or as contemplated by the immediately preceding sentence, unless and until the Shares have been registered under the 1933 Act or you have received an opinion of your counsel indicating to your satisfaction that said sale, assignment or transfer will not violate the provisions of the 1933 Act or any rules or regulations promulgated thereunder.

     This letter is intended to take effect as an instrument under seal, shall be construed under the laws of the Commonwealth of Massachusetts, and is delivered at Boston, Massachusetts, as of the date above written.

                                       STATE STREET RESEARCH &
                                       MANAGEMENT COMPANY


                                       By: /s/ Charles L. Smith, Jr.
                                           -----------------------------
                                           Charles L. Smith, Jr.
                                             President